Exhibit 1.21

THIS TRANSACTION DESCRIBED BELOW IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION DESCRIBED BELOW IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION DESCRIBED BELOW, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

NOTICE OF EXTRAORDINARY
SHAREHOLDERS’ MEETING

Notice is hereby given that the extraordinary shareholders’ meeting (single call) has been convened at Campari Academy, Via Campari 23, Sesto San Giovanni (Milan), at 9.30 am on Friday, 26 June 2020, to resolve the following

Agenda

Extraordinary session

1.
Proposal to revoke pursuant to article 2437-bis, 3rd paragraph, civil code the resolution on the transfer of the Company’s registered office to Amsterdam (the Netherlands) approved by the extraordinary shareholders’ meeting of Campari on 27 March 2020.

Procedures for the Shareholders’ Meeting

In accordance with art. 106, paragraph 4, of the Law Decree No. 18 of 17 March 2020, converted with amendments by Law no. 27 of 24 April 2020 providing measures related to the COVID-19 epidemiological emergency (‘Decree’), it is highlighted that attendance at the Shareholders’ Meeting and the exercise of the voting rights may only take place through the Appointed Representative pursuant to art. 135-undecies of Legislative Decree no. 58 of 24 February 1998 (‘TUF’) as per the indications provided in the specific paragraph of this notice. Physical participation in the Shareholders’ Meeting of those entitled to vote is therefore prohibited.

Pursuant to the Decree, directors and statutory auditors, as well as other persons whose participation in the Shareholders’ Meeting is required to ensure the good order of the meeting, other than those entitled to vote, may participate in the Shareholders’ Meeting by means of telecommunications that ensure their identification, without the need for the chair, secretary and notary public to be in the same place. The instructions for participation in the Shareholders’ Meeting by means of telecommunications will be made known by the Company to Computershare S.p.A., to the directors and statutory auditors, as well as to the other persons entitled to attend, other than those entitled to vote.

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1. Share capital

The subscribed and paid-up capital totals € 58,080,000.00 and is represented by 1,161,600.00 ordinary shares with voting rights and a nominal value of € 0.05 per share. No shares of any other category apart from ordinary shares have been issued.

The total amount of the voting rights will be published on the Company’s website within the terms set forth under art. 85-bis of the Issuer Regulation (‘IR’).

2. Eligibility for exercising rights connected with the Shareholders’ Meeting

Pursuant to art. 11 of the Articles of Association and art. 83-sexies TUF, each holder of at least one share at the end of the accounting day of 17 June 2020 (the record date) and for which the Company has received the relevant notification from the intermediary, is entitled – only through the Appointed Representative – to attend the Shareholders’ Meeting and to exercise voting rights. All those who become shareholders as a result of registrations made after the above-mentioned date will not be entitled to attend the Shareholders’ Meeting or to exercise voting rights.

Notification by the intermediary, as mentioned at the beginning of the previous paragraph, must be received by the Company by 23 June 2020, although the individual will also be considered entitled to vote if such notification arrives by the start of the meeting proceedings at the latest.

3. Participation in the Shareholders’ Meeting and granting of the proxy to the Appointed Representative

In accordance with art. 106, paragraph 4, of the Decree, participation in the Shareholders’ Meeting is permitted exclusively through Computershare S.p.A. – with registered office in Turin, Via Nizza 262/73, 10126 – as the representative of the shareholders appointed by the Company pursuant to art. 135-undecies of the TUF (‘Appointed Representative’).

As a result, shareholders who wish to participate in the Shareholders’ Meeting must grant the Appointed Representative a proxy – with voting instructions – on all or some of the proposed resolutions on the agenda, by using the specific proxy form, including in electronic format, prepared by the Appointed Representative in agreement with the Company and available on the website http://www.camparigroup.com/en/investor/agm.

The proxy to the Appointed Representative must be sent to Computershare S.p.A., with the voting instructions, together with an identity document of the person granting the proxy – as well as a document proving the powers to issue the proxy, in the case of an entity granting the proxy – in one of the manners indicated on the proxy form, by the end of the second trading day prior to the date set for the meeting (i.e. the 24 June 2020). The proxy conferred to Computershare S.p.A. will only be valid for those proposals in relation to which voting instructions have been given and may be revoked within the same time limit as above. It should be noted that the shares for which the proxy has been granted, even partially, are counted for the purposes of the regular establishment of the Shareholders’ Meeting. In relation to proposals for which no voting instructions have been given, the shares are not considered for the purposes of calculating the majority and the amount of capital required for the approval of resolutions. Granting the proxy to the Appointed Representative does not entail any expenses for the shareholder.

The Appointed Representative may also be granted with proxies and/or sub-proxies pursuant to art. 135-novies of the TUF, as an exception to art. 135-undecies, paragraph 4, of the TUF, which must be received by 25 June 2020 as indicated in the form available on the Company’s website http://www.camparigroup.com/en/investor/agm.

Please note that voting may not be done by electronic means or post.

The Company reserves the right to supplement and/or modify the above instructions based on any intervening needs caused by the current Covid-19 epidemiological emergency and its developments, which cannot be foreseen at the moment.

4. Right to submit questions

Pursuant to art. 127-ter of the TUF, persons entitled to vote and for whom the Company has received a specific communication from an authorised intermediary in accordance with the regulations in force may ask questions on the items on the agenda before the Shareholders’ Meeting, sending them to the Company no later than 17 June 2020; the Company does not guarantee an answer to questions received after this deadline. Questions may be sent by certified electronic mail to the following address davidecamparimilano.ssg@pec.campari.com. Questions received by the specified deadline will be answered by 23 June 2020, through publication in a special section of the Company’s website http://www.camparigroup.com/en/investor/agm. The Company has decided to bring forward the deadline for providing a reply compared to legal requirements so as to allow shareholders to make an informed choice in good time for the purposes of any voting instructions to the Appointed Representative.

The Company will provide a single answer to questions addressing the same matter; no answer is required when the information requested is available in ‘Q&A’ form in the relevant section of the Company’s website or when the answer has already been published in the relevant section.

5. Right to add items to the agenda and submission of new proposals for resolutions

Pursuant to art. 126-bis TUF, shareholders with voting rights that jointly or individually represent at least one fortieth of the share capital may, within ten days of publication of this notice, request the Company to add items to the agenda, indicating in their request the additional issues proposed, or make proposals relating to items already on the agenda.

Requests to add items to the agenda shall be considered invalid if even one of the following conditions is not met:

(i)	requests must be made in writing and sent to the certified email address: davidecamparimilano.ssg@pec.campari.com;
(ii)	they must be received by the Company by the deadline stipulated in the first sentence in this section 5;
(iii)
they must not relate to issues that the Shareholders’ Meeting is required to vote on by law on the basis of a proposal by the directors or of a draft or report prepared by the directors, other than those stipulated by art. 125-ter, para. 1 of the TUF;

(iv)
ownership of the number of shares required to submit the request must be certified by a specific communication made by the intermediary with effect from the date of the request and sent to campari@pecserviziotitoli.it.

Requests must be accompanied by a report setting out the reasons for the suggested addition and any new items proposed. The report should be submitted by the same deadlines and using the same methods as for the request.

The Company shall give notice of validly formulated and submitted requests in the same manner as stipulated for publication of the notice of the meeting by 11 June 2020. The report prepared by the proposers, together with any observations made by the Company’s Board of Directors, will be made available to the public (according to the methods set out in section 6 below) by the same deadline.

In addition to the foregoing, taking into account that attendance at the Shareholders’ Meeting is exclusively through the Appointed Representative, those who have the right to vote may present individually, pursuant to art. 126-bis, paragraph 1, penultimate sentence, of the TUF, proposals for resolutions on the items on the agenda in advance, by 10 June 2020. Such proposals shall be sent within such term to the certified email address davidecamparimilano.ssg@pec.campari.com and will be published on the Company’s website by 11 June 2020 in order to allow those entitled to vote to make an informed decision based on such new proposals, and to allow the Appointed Representative to collect voting instructions on such proposals, if necessary. The person submitting the proposal must provide the documents required by law, including the intermediary’s certificate proving the status of shareholder for participation in the meeting.

In the event of proposed resolutions on the items on the agenda alternative to those formulated by the Board of Directors, the proposal of the Board of Directors (if submitted) will be put to the vote first. Only if such proposal is rejected will the proposals of the shareholders be put to the vote. Including when no proposal is submitted by the Board of Directors, these proposals will be submitted to the Shareholders’ Meeting starting from the proposal by the shareholders representing the largest percentage of the share capital. Only where that proposal is rejected will the next proposal by the shareholders representing the second largest percentage be put to the vote. For the purposes of publication and the proceedings of the Shareholders’ Meeting, the Company reserves the right to verify the relevance of the proposals with respect to the items on the agenda, their completeness and compliance with applicable regulations, and the entitlement of the submitting shareholders.

6. Access to relevant documents

Documentation relating to the item of the agenda, including the explanatory Board of Directors’ report and the proposal for approval, is made available to the public in accordance with the terms provided by applicable laws, at the Company's registered office, on the authorised storage mechanism ‘1Info’ accessible at the address: www.1info.it and on the Company’s website, http://www.camparigroup.com/en/investor/agm.

The form to grant the proxy and voting instruction to the Appointed Representative will be made available on the same website by 11 June 2020.

The Company’s bylaws is available on the Company’s website, https://www.camparigroup.com/en/governance/governance-system/laws, section “Governance”, under the item “By-laws”.

The Company reserves the right to supplement and/or modify the content of this notice, should it become necessary as a result of the evolution of the current Covid-19 emergency. Any changes or clarifications will be promptly disclosed with the same procedure followed for the publication of this notice.

Sesto San Giovanni, 27 May 2020

Chairman of the Board of Directors
Luca Garavoglia

Disclaimer for U.S. investors

The transfer of the Company’s registered office to Amsterdam (the Netherlands) concerns the financial instruments of a foreign company. The transaction is subject to the disclosure obligations of a foreign country which differ from those of the United States.

It may be difficult for you to exercise your rights and any legal claim on the basis of the federal laws of the United States on financial instruments, since the issuer has its registered office in a foreign country and some or all of its executives and directors may be residents in a foreign country. You may not succeed in summonsing to legal proceedings a foreign company or its executives or directors before a foreign court for breach of the laws of the United States on financial instruments. It may be difficult to force a foreign company and its affiliates to comply with a decision issued by a United States court.

You must be aware of the fact that the issuer may purchase financial instruments outside the transaction, such as, for example, on the market or through private purchasers outside the market.